Exhibit 99.5

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors
Raytheon Company
870 Winter Street
Waltham, MA 02451

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 9, 2019, as Annex E to, and to the reference thereto under the captions “Summary—Opinions of Raytheon’s Financial Advisors—Opinion of Citigroup Global Markets Inc.”, “The Merger—Background of the Merger”, “The Merger—Raytheon Board’s Recommendation and Reasons for the Merger”, “The Merger—Opinions of Raytheon’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” and “The Merger—Certain Unaudited Prospective Financial Information” in the joint proxy statement/prospectus relating to the proposed merger involving Raytheon Company, Light Merger Sub Corp. and United Technologies Corporation, which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of United Technologies Corporation (the “Registration Statement”). By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

August 15, 2019